Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-8 of The Dolan Company (f/k/a Dolan Media Company), our report dated January 29, 2010, on our audit of The Detroit Legal News Publishing, LLC, which appears in the Annual Report of The Dolan Company (f/k/a Dolan Media Company) on Form 10-K for the year ended December 31, 2009.
/s/ BAKER TILLY VIRCHOW KRAUSE, LLP
Southfield, Michigan
May 27, 2010